Exhibit 99.1

Thursday April 4, 8:37 am Eastern Time

Press Release

SOURCE: World Wide Wireless Communications, Inc.

World Wide Wireless Communications Inc. Changes Name to Universal Communication Systems, Inc.

MIAMI--(BUSINESS WIRE)--April 4, 2002--World Wide Wireless Communications Inc., (OTCBB:WLGS) announced today that it has changed its name to Universal Communication Systems, Inc. The stock will start trading today under the new symbol UCSI.

"We believe that the new name better reflects our change in focus for the business," stated Chairman Michael J. Zwebner. "As we work to realign the activities and direction of the Company, we wanted a name more suited to our industry and potential acquisition targets."

Stock held by brokerage firms should reflect the new name automatically. There is no need for shareholders to turn in their old certificates. However, those who wish to replace their certificates may do so for a transfer fee of $15 per certificate by contacting the transfer agent, Nevada Agency and Trust Company, 50 W Liberty Street, Ste 880, Reno, NV 89501, telephone (775) 322-0626.

In recognition of the above changes, the Board of Directors has approved rescheduling the previously announced 2002 annual meeting of shareholders to take place Tuesday, May 21, 2002, commencing at 10:30 a.m., local time, at the corporate headquarters, 407 Lincoln Road, Suite 6K, Miami Beach, Florida. Shareholders of record at the close of business on April 8, 2002 are entitled to notice of and to vote at the meeting or any and all postponements or adjournments thereof.

About Universal Communication Systems, Inc.
Universal Communication Systems, Inc. and its subsidiaries have been engaged in activities related to advanced wireless communications, including the acquisition of radio-frequency spectrum internationally. The Company also owns a U.S. patent on a Distributed Wireless Call Processing System technology. The Company has entered into a letter of intent to acquire Hard Disc Cafe, Inc., a themed internet retail center and is undertaking the expansion of such themed internet retail centers.

Safe Harbor Statement
Statements in this press release that are not historical including statements regarding World Wide Wireless Communications, Inc. or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. It is important to note that the Company's actual results could differ materially from those in any forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Factors that could cause actual results to differ materially from forward looking statements are listed from time to time in the Company's SEC reports, including but not limited to, the annual report on form 10-KSB for the year ended September 30, 2001 and the quarterly report on form 10-QSB for the period ended December 31, 2001. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Contact:
     Universal Communication Systems, Inc., Miami
     Michael J. Zwebner, 305/672-6344
     mjzwebner@sprynet.com